Item 77C
Institutional Enhanced Portfolio

On November 27, 2005, a Special Meeting of Investors was held for the following purposes:
1) to approve a new management agreement and 2) to elect Trustees.
The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Investors.*

1.	Approval of New Management Agreement

	Votes For (%)**	Votes Against (%)	Abstentions (%)	Broker Non-Votes
	100		0			0		N/A

2 Election of Trustee Nominees

Nominees		Votes For (%) Votes Against (%)	Abstentions (%)	Broker
									Non-Votes



Elliot J. Berv		98		2			0	N/A
Donald M. Carlton	98		2			0	N/A
A. Benton Cocanougher	98		2			0	N/A
Mark T. Finn		98		2			0	N/A
Stephen Randolph Gross	98		2			0	N/A
Diana R. Harrington	98		2			0	N/A
Susan B. Kerley		98		2			0	N/A
Alan G. Merten		98		2			0	N/A
R. Richardson Pettit	98		2			0	N/A
R. Jay Gerken		98		2			0	N/A





* Investment companies that are investors in the Portfolio voted for each item in proportion to votes cast by the shareholders of such investment companies at special meetings of the shareholders of such investment companies.

** Investors in the Portfolio vote on the basis of the percentage of beneficial interests of the Portfolio that they own.